EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This AGREEMENT is entered into as of March 31, 2006 (the “Effective Date”), by and between MASTEC, INC. (the “Company”) and C. ROBERT CAMPBELL (the “Employee”).
     WHEREAS, the Company and Employee entered into that certain Employment Agreement dated October 12, 2004 (the “Agreement”);
     WHEREAS, the Company and Employee desire to amend the Agreement in order to comply with the recently promulgated deferred compensation rules.
     NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. A new paragraph p is hereby added to Section 12 of the Agreement to read as follows:
          “p. Compliance with Section 409A: To the extent the Employee would otherwise be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on termination of employment, that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (i) the payment will not be made and (ii) the payment, with interest at the rate being paid by the Company on its senior credit facility (the “Senior Credit Interest Rate”) determined as of the date of termination of the Employee’s employment, will be paid to the Employee on the earlier of the six-month anniversary of the Employee’s date of termination of employment or the Employee’s death or disability (within the meaning of Section 409A). Similarly, to the extent the Employee otherwise would be entitled to any benefit (other than a payment) during the six months beginning on termination of employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Employee for the delay) on the earlier of the six-month anniversary of the date of termination, death or disability (within the meaning of Section 409A). It is the Company’s intention that the benefits and rights to which the Employee could become entitled in connection with termination of employment comply with Section 409A. If the Employee or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies.”
     2. In all other respects, the Agreement shall remain unchanged by this Amendment.
     EXECUTED as of the date first above written.

MASTEC, INC.
By:	/s/ Austin J. Shanfelter
	Name:	Austin J. Shanfelter
	Title:	Chief Executive Officer

EMPLOYEE
By:
C. Robert Campbell